Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Talos Energy Inc. for the registration of common stock and preferred stock and to the incorporation by reference therein of our report dated March 9, 2018, with respect to the consolidated financial statements of Stone Energy Corporation included in Talos Energy Inc.’s Current Report on Form 8-K dated June 3, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

June 3, 2019